Exhibit 10 (d)

1st Franklin Financial Corporation
Executive Bonus Plan: 2009

Plan Overview:

As we analyze the results from 2008, and review the budget set for 2009 and weigh in the economic forecast for the year, we recognize the need today, more than ever, to balance short-term results – growth and profit, with long-term positioning – new product development and improved systems.  This balance is expected to provide the foundation that remains critical for the future success of the Company.

Our long-range strategic plan, scheduled to take us into 2011 with rotating progress charted annually, will serve as a directional guide that we, as a Company, will use to obtain our Corporate Goals, our Mission Statement and our sustaining Core Values.   The short term bonus goals that are set for the Company each year, which are reflected in this Executive Bonus Plan, are the milestones which will drive the overall performance to achieve the long range goals and plans.

The Executive Bonus Plan for 2009 will focus first on meeting a minimum income requirement threshold, and thereafter meeting five strategic goals.  The combination of these goals is expected to provide a balanced measurement of 1st Franklin’s performance and will also support the achievement of our long term goals.

Right to Alter Program

The Company reserves the right, at any time, or from time to time during the year, with or without notice, to continue or discontinue this program, or to alter it as necessary in the best interest of the Company.

The goals that are set were identified and agreed upon by the Executive Management Team. Below are the five strategic goals, as well as the minimum income requirement for the 2009 bonus to be paid.

THRESHOLD:

The Company must achieve minimum pre-tax

    income of $12 million for 2009.  If this threshold           is not met, the incentive bonus plan will not be paid.

STRATEGIC GOALS:

1.	Corporate Net Receivables Growth – a target of 4.0% annual growth;
2.	Corporate Delinquency Control – 30 days or more delinquency (including bankrupt accounts) not to exceed 11.5% of receivables;
3.	Corporate Expenses to Revenue – less than or equal to 92.0%;
4.	Corporate Return on Assets (ROA) – greater than or equal to 3.25%;
5.	Corporate Pre-tax Income (separate from the threshold goal) - $15.0 million.

PROGRAM ELIGIBILITY:

Company:  The threshold of $12 million in pre-tax income must be achieved for the Executive Bonus Plan to be activated.  After this requirement is achieved, the bonus will be paid based on the achievement of the strategic goals, and will be paid according to the following scale on an individual basis as a percentage of the participant’s annual salary.

No. of Strategic Goals Met	% Bonus Paid Based on Annual Salary
(in increments of 5 percentage points)
1	Up to 25% (0% - 25%)
2	Up to 35% (0% - 35%)
3	Up to 45% (0% - 45%)
4	Up to 55% (0% - 55%)
5	Up to 65% (0% - 65%)

The percentage range is based on many factors, including but not limited to: achieving budget projections, achieving monthly / quarterly objectives, training (both individually and for the respective participant’s employees), PMR ratings and achievement of PMR goals, employee retention, managing human resource issues, audit and compliance guidelines, etc.

Example:  if the Company achieves the threshold, which will then activate the bonus plan, and any two strategic goals, the range of bonus paid will be from 0% to 35% of their annual salary depending on their performance.

INDIVIDUAL EXCEPTIONS:

If 1st Franklin fails to achieve the minimum requirement of pre-tax profit – the Executive Bonus Plan, which is an incentive bonus plan based on performance, will not be paid.  However, the Executive Compensation Committee, which consists of;  Ben Cheek, Chairman; Buddy Cheek, Vice-Chairman; Ginger Herring, President; Roger Guimond, EVP/Chief Financial Officer; Mike Culpepper, EVP/Chief Operating Officer; Kay Lovern, EVP/Strategic and Organizational Development, and Mike Haynie, EVP/Human Resources, may chose to award individual bonuses to a select number of executives.  These exceptions will only be made if those said individuals have achieved an outstanding year by ALL standards.  In such a case, a bonus may be awarded but may be based on a lower scale than the above plan.

Executive Compensation Committee Review

The Executive Compensation Committee will review all executive, performance ratings and bonus recommendations and determine the final bonus awarded.  This includes all members of the Strategic Management Team:

AREA	RECOMMENDATION	COMMITTEE MEMBERS
Regional Operations Directors	Direct Report Vice President	Mike Culpepper, Ginger Herring, Buddy Cheek
Field Vice Presidents	Mike Culpepper	Mike Culpepper, Ginger Herring, Buddy Cheek
Home Office Supervisors, Area Vice Presidents, Vice Presidents	Direct Report	Ginger Herring, Buddy Cheek, Roger Guimond, Mike Haynie, Kay Lovern
Executive Vice Presidents, General Counsel	Ginger Herring	Ginger Herring, Buddy Cheek, Ben Cheek

Communication of Measurement

How well the Company is doing in achieving its goals will be communicated to all employees on a periodic basis (monthly) through e-mail and a “dashboard” analysis sent out with month-end statistics.  It can be located through our internal website:  Accounting / Month-end STATS button / 2009 folder / Corporate Financials and Goals for each month.  This file is usually available by the 20th of the following month.  This progress will then need to be communicated to the branch employees as well, through the Regional Directors.